                                                                      EXHIBIT 11





                          THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                      FISCAL YEAR
                                            --------------------------------------------------------------
                                                  1994                  1993                  1992
                                                  ----                  ----                  ----
Weighted average shares outstanding
     Class A Common                              1,843                1,843                  1,843
     Class B Common (excludes shares
         issuable upon exercise of
         stock options - accounted
         for below)                              9,734                 9,903                 9,984
                                              --------              --------              --------
                                                11,577                11,746                11,827
                                              --------              --------              --------

Add - Shares assumed issuable upon
     exercise of stock options                      79                    69                    52
Deduct - Shares assumed to be
     purchased for Treasury with proceeds
     from exercise of stock options                (74)                  (65)                  (49)
                                              --------              --------              --------
                                                     5                     4                     3
                                              --------              --------              --------

Shares used in computation of
     primary earnings per share                 11,582                11,750                11,830
Adjustment to reflect fully
     diluted computation (1)                       --                    --                    --
                                              --------              --------              --------
                                                11,582                11,750                11,830
                                              ========              ========              ========
Net income                                    $169,672              $165,417              $127,796
                                              ========              ========              ========
Primary earnings per share                    $  14.65              $  14.08              $  10.80
                                              ========              ========              ========


Fully diluted earnings per
     share (1)                                $  14.65              $  14.08              $  10.80
                                              ========              ========              ========



(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3%.